                                                                            Exhibit 99.1

Talk America to Acquire Network Telephone

New Hope, PA and Pensacola, FL, - October 19, 2005 - Talk America (NASDAQ:TALK) announced today that it has entered into a definitive agreement to acquire Network Telephone Corporation, a leading facilities-based communications provider serving business customers in the BellSouth region. The merger will extend Talk America’s networking footprint to the Southeast and add significantly to its commercial services capabilities. The transaction will also allow Talk America to realize capital expenditure savings and networking synergies in the Atlanta market, where NTC has 22 end offices and Talk America has over 25,000 customers.

Ed Meyercord, Chief Executive Officer and President of Talk America, said “This will create growth opportunities for both companies and strengthen our ability to capture market share in the Southeast. We will add high-end IP services to NTC’s product portfolio utilizing our soft-switching infrastructure and leverage NTC’s extensive networking assets to deliver voice and broadband services to small and medium sized businesses and consumers in new markets. This combination will also accelerate the migration of our Atlanta customers onto network facilities and add significantly to our commercial revenue base.”

NTC is a privately held company based in Pensacola, Florida and serves over 16,500 business customers representing more than 150,000 voice and data equivalent lines throughout 8 states in the BellSouth region. Among NTC’s commercial accounts, approximately 8,500 are T-1 customers served from 154 end offices. NTC provides voice, data, hosting, virtual private network and data back-up services through an 80-person direct sales force. NTC has invested capital of over $240 million.

Leo Cyr, Chief Executive Officer and President of NTC, commented “We are excited to become part of the Talk America team. They have executed impressively on their networking buildout in Michigan, migrated over 150,000 voice lines to their own network facilities and expanded into commercial services through their acquisition of LDMI. Talk America has a unique back office capability and a soft-switching platform that will allow us to leverage our existing networking assets and grow our business. ”

Mr. Meyercord continued, “The management and employees at NTC bring significant value and depth to our team. Their experience in the commercial market will allow us to elevate our service levels in all geographic markets. With the acquisition and integration of LDMI and the closing of the NTC transaction, Talk America will be poised for further expansion in 2006.”

At the closing of the transaction, Talk America will pay approximately $20 million, including transaction fees, in exchange for all of the stock of NTC. NTC is expected to generate $60 million in revenue and $5.5 million in EBITDA in 2006, including the impact of merger related synergies. Talk America will fund the purchase price out of cash on hand.

The NTC transaction has been approved by the board of directors of both companies and is subject to certain regulatory approvals, which both companies expect to receive. The companies expect that the transaction will close in early 2006.

CONFERENCE CALL

Talk America and Network Telephone management will host a conference call to discuss the acquisition of Network Telephone at 8:00 a.m. ET on October 19, 2005. The call can be accessed by dialing the following: US (877) 690-6769, International, (212) 231-2662. A replay of the call will be available through 7:00 p.m. ET on October 26, 2005 by dialing the following: US (800) 633-8284, International (402) 977-9140. The reservation number for the replay is 21265900.

About NTC

Network Telephone serves more than 16,500 small business customers with phone and Internet services including local and long distance telephone, high-speed Internet, Web hosting, Data Backup, VPN service, Conferencing, and more. The company employs more than 375 at its headquarters in Pensacola, Fla., and at regional sales offices located in Alabama, Louisiana, Mississippi, Florida, Georgia, Kentucky, North Carolina and Tennessee. Network Telephone was named one of America’s fastest-growing private companies by Inc. magazine in 2003 and 2004. For more information about Network Telephone, visit the company’s Web site at www.networktelephone.net

About Talk America

Talk America is a leading competitive communications provider that offers phone services and high speed internet access to both residential and business customers.  Talk America delivers value in the form of savings, simplicity and quality service to its customers through its leading edge network and award-winning back office.

Please Note: The statements contained herein regarding the consummation of the acquisition of
NTC, the future results of NTC and the effects and results of the acquisition on the business and results of operations of Talk America should be, and certain other of the statements contained herein may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are identified by the use of forward-looking words or phrases, including, but not limited to, "estimates," "expects," "expected," "anticipates," "anticipated," "forecast," "guidance," and "targets". These forward-looking statements are based on our current expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Forward-looking statements involve risks and uncertainties and our actual results could differ materially from our expectations. In addition to those factors discussed in the foregoing, important factors that could cause such actual results to differ materially include, among others, the non-completion of the NTC acquisition or our inability to integrate effectively and as anticipated the business of NTC upon the completion of the acquisition, dependence on the availability and functionality of local exchange carriers' networks as they relate to the unbundled network element platform, failure to establish and deploy our own local network as we plan to do or to operate it in a profitable manner, increased price competition for long distance and local services, failure of the marketing of the bundle of local and long distance services and long distance services under our direct marketing channels to a smaller marketing footprint, attrition in the number of end users, failure to manage our collection management systems and credit controls for customers, interruption in our network and information systems, failure to provide adequate customer service, and changes in government policy, regulation and enforcement and/or adverse judicial or administrative interpretations and rulings relating to regulations and enforcement, including, but not limited to, the continued availability of the unbundled network element platform of the local exchange carriers network and unbundled network element pricing methodology.

For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in our Quarterly Report on Form 10-Q filed August 9, 2005, our Annual Report on Form 10-K for the year-ended December 31, 2004, filed on March 16, 2005, as amended by our Form 10-K/A filed March 30, 2005, and any subsequent filings. We undertake no obligation to update our forward-looking statements.

Contact:
Talk America
Jeff Schwartz
215-862-1097
jschwartz@talk.com